UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2022 (February 21, 2022)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1351 Holiday Square Blvd.
Covington, LA 70433
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to section 12(b) of the Act:
Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	GSAT	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Satellite Procurement Agreement

On February 21, 2022 Globalstar, Inc. (“Globalstar”) and Macdonald, Dettwiler and Associates Corporation (the “Contractor”) entered into a satellite procurement agreement (the “Procurement Agreement”) pursuant to which Globalstar will acquire 17 new satellites that will replenish Globalstar’s existing constellation and ensure long-term continuity of its mobile satellite services. Globalstar is acquiring the satellites to provide continuous satellite services to the potential customer under the Terms Agreement described in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2019 and December 31, 2020, as well as services to Globalstar’s current and future customers. Rocket Lab USA, Inc. is the principal satellite bus subcontractor under the Procurement Agreement.

Globalstar maintains the option to acquire up to nine additional satellites with flexibility in timing to place such order in addition to other optional services under the contract. Globalstar plans to contract separately for launch services and launch insurance for the new satellites.

The total contract price for the initial 17 satellites is $327.0 million. If Globalstar elects to purchase additional satellites, each satellite will be priced at $11.4 million, subject to certain price adjustments if ordered after preliminary design review. The Procurement Agreement requires the Contractor to deliver the satellites by 2025, with an expectation that all satellites will be launched by the end of 2025.

The timing and amount of Globalstar’s payments under the Procurement Agreement are based on the progress the Contractor makes under a production schedule. Payment obligations are set based on the acceptance of contract milestones.

The Procurement Agreement provides for deferrals of milestone payments from February 2022 through August 2022, at a 0% interest rate. On August 16, 2022, all deferred payments will become due by which time Globalstar expects to complete a senior secured financing. This financing is expected to provide sufficient proceeds for the construction and launch of the new satellites, and the Company expects to refinance its current senior credit facility concurrent with or after the financing.

The Procurement Agreement contains customary default and termination provisions including Globalstar’s right to terminate the contract for convenience at any time, subject to certain conditions.

A copy of the Procurement Agreement will be filed with the Company’s Form 10-Q for the quarter ended March 31, 2022.

Terms Agreement

As stated above, Globalstar is acquiring the new satellites to provide continuous satellite services to the potential customer under the Terms Agreement, as well as services to Globalstar’s current and future customers. Accordingly, as the potential customer has approved the amounts related to the construction of the new satellites, subject to certain conditions and limitations, the potential customer will reimburse Globalstar for: (i) 95% of the approved capital expenditures Globalstar makes in connection with the new satellites; (ii) interest costs of the Company’s borrowings related to the new satellites; (iii) other approved costs, and (iv) termination costs, should any arise, under the Procurement Agreement. In addition, if it elects to obtain services from Globalstar under the Terms Agreement, the potential customer is obligated to make service payments and cost reimbursements to Globalstar in amounts that would be material to the Company. While there can be no assurance that the potential customer will elect to obtain services under the Terms Agreement, Globalstar does not believe that there is substantial risk that the potential customer will be financially unable to meet its obligations under the Terms Agreement, including any obligation to make the reimbursements described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    GLOBALSTAR, INC.

                            /s/ David B. Kagan
                            David B. Kagan
                            Chief Executive Officer

Date: February 24, 2022